Exhibit 99.2

FINANCIAL
RELATIONS BOARD
                                      NEWS

                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                         AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                         Diane Hettwer            Tim Grace
Chief Financial Officer                 Analyst Inquiries        Media Inquiries
(212) 692-7200                          (312) 640-6760           (312) 640-6667

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 1, 2004

                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                 PUBLIC OFFERING OF CONVERTIBLE PREFERRED STOCK


New York, NY - December 1, 2004 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today announced it plans to publicly offer 2,500,000 shares of its Series C Cumulative Convertible Preferred Stock, each with a liquidation preference of $50 per share. The offering is being made pursuant to a shelf registration statement that became effective on October 22, 2003. In addition, Lexington will grant to the underwriter a 30-day option to purchase up to an additional 375,000 shares of the preferred stock to cover over-allotments, if any.

Lexington intends to use the net proceeds of the offering to fund future acquisitions and for general business purposes.

Bear, Stearns & Co. Inc. is acting as sole underwriter for the offering.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A preliminary prospectus supplement related to this offering may be obtained from:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Prospectus Department

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common


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Lexington Corporate Properties, Inc.
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shares closed Wednesday, December 1, 2004, at $23.23 per share. Lexington pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) supply and demand for properties in our current and proposed market areas, and (ii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe Lexington's future plans, strategies and expectations, are generally identifiable by use of the words "plans," "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.








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